Exhibit 10.4

PERMIAN BASIN ACQUISITION FUND

Mineral Company

WATTS (800) 488-4042		Telephone (432) 684-4042

December 11, 2007

Mr. Byron Coulthard, President

Kingsley Resources, Inc.

1936 Alcoba Ridge Dr.

Las Vegas, Nevada 89135

Re:	Purchase Agreement
DeSoto Parish, LA

Dear Mr. Coulthard:

This agreement dated December 11, 2007, is between Permian Basin Acquisition Fund (“Assignor”) whose address is P.O. Box 3579, Midland, TX 79702 and Kingsley Resources, Inc. (“Assignee”) whose address is 1936 Alcoba Ridge Dr., Las Vegas, Nevada 89135. In consideration of the mutual promises herein, the benefits to be derived by each party hereunder, the payment of One Hundred Thousand Dollars ($100,000.00) from Assignee to Assignor contemporaneously with the execution hereof, the receipt of which is hereby acknowledged by Assignor, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.	Assignor agrees to assign and Assignee agrees with Assignor to pay for Assignees entire interest in and to the leasehold estate consisting of 2,551.3 net acres as further described in the attached Exhibit “A” (the “interest”).

2.	The purchase of the leasehold estate shall be effective February 15, 2008.

3.	The purchase price for the leasehold estate shall be $637,596.

4.	The geologic prospect fee payable to Assignor shall be $50,000.

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The purchase price includes the leasehold estate in those tracts of land shown on Exhibit “A” in which Desert Partners L.P. etal also owns the mineral estate. Desert Partners HL L.P. etal will execute leases covering their mineral interest for the same terms as the leasehold is being delivered (1/4th royalty interest, three year term) at the time the balance of the purchase price is delivered to Assignor.

6.	The location of the interest being assigned/leased is Sections 11, 12, 13, 14, 15, 16, 20, 21, 22, 23 of Township 13 North, Range 14 West and Section 7 of Township 13 North Range 13 West hereinafter called area of mutual interest “AMI”. The “AMI” shall be for a term of six years from the date of this agreement. Assignor specifically excepts any mineral acquisitions from this “AMI” and may continue it’s ongoing program to acquire minerals in this area without the obligation to offer Assignee a participation in said acquisitions.

7.	Any additional leases acquired by Assignor in the “AMI” will be delivered at $250 per acre and Assignor will receive an assignment of Overriding Royalty Interest “ORRI” of 2% of 8/8, regardless of the actual lease burden. In the event Assignor has the opportunity to acquire leases in the “AMI” for a bonus consideration that exceeds $250 per acre or is less that a 75% net revenue interest then Assignor will notify Assignee of the opportunity and Assignee will make it’s decision to acquire the lease within twenty four hours.

8.	If Assignee acquires any additional leases or extensions of Oil and Gas Leases in the AMI, Assignee will assign to Assignor a 2% of 8/8 ORRI regardless of the actual lease burden.

9.	Any Overriding Royalty Interest received by Assignor shall be proportionately reduced by the interest covered by the particular lease.

10.	The payment of the S100,000.00 deposit is nonrefundable for any reason including but not limited to Assignees failure to make final payment on February 15, 2008.

11.	The final payment due February 15, 2008 shall be $687,596 less the $100,000 nonrefundable deposit leaving a balance of $587,596 excluding additional consideration for any additional leases acquired in the “AMI”. Should Assignee fail to make the final payment to Assignor by February 15, 2008 then this agreement shall become null and void and Assignor will retain the $100,000 deposit. Assignor will furnish Assignee at closing a lease package for each lease which consists of a lease purchase report, plat, copy of signed, recorded lease, ownership report and source deed as available from its files.

Agreed to and accepted the date first above written.

Assignor:

/s/ Kyle Stallings
Permian Basin Acquisition Fund
Kyle L. Stallings

Assignee:

/s/ Byron Coulthard
Kingsley Resources, Inc.
Byron Coulthard, President

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